As filed with the Securities and Exchange Commission on September 22, 2026

Registration No.: 333-294765

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3
ON FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Prenetics Global Limited
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant’s name into English)

Cayman Islands		Not Applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

Unit 703-706, K11 Atelier
728 King’s Road, Quarry Bay
Hong Kong
Tel: +852 2210 9588
(Address and telephone number of registrant’s principal executive office)

Cogency Global Inc.
122 East 42nd Street, 18th Floor, New York, N.Y. 10168
+1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Danny Sheng Wu Yeung
Unit 703-706, K11 Atelier
728 King’s Road, Quarry Bay
Hong Kong
Tel: +852 2110 9588

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Prenetics Global Limited hereby files this Pre-Effective Amendment No. 3 to the Registration Statement on Form F-1 solely for the purpose of filing the consent of KPMG as Exhibit 23.2 and the consents of Deloitte Touche Tohmatsu as Exhibits 23.3 and 23.4. The remainder of the Registration Statement remains unchanged.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

We have entered into indemnification agreements with each of our directors. Under these agreements, we have agreed to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us since January 1, 2023 that were not registered under the Securities Act. The share numbers below give effect to the Company's reverse share split and are stated in Class A Ordinary Shares.
During the period from January 1, 2023 through the date of this registration statement, we issued the following Class A Ordinary Shares in transactions not involving any public offering: (i) 168,709 shares to Berry Genomics in connection with our acquisition of ACT Genomics; (ii) 1,481,481 shares to the founders of Insighta in connection with our acquisition of Insighta; (iii) 52,620 shares to the founders of Oxsed upon the exercise of exchange loan notes; (iv) 276,707 shares to certain service providers as consideration for capital markets and investor relations services; and (v) 597,007 shares to certain service providers in relation to our IM8 business.
In addition, we issued an aggregate of 2,360,416 Class C warrants in privately negotiated transactions in exchange for outstanding Class A warrants and Class B warrants previously held by the participating holders.
The offers, sales, and issuances of the securities described above were made in reliance upon the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation S promulgated thereunder, as transactions by an issuer not involving any public offering or as offers and sales to persons outside the United States, and, with respect to the Class C warrants, in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act as securities exchanged by the issuer exclusively with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. No underwriters were involved in the foregoing issuances.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description	Incorporation by Reference
		Form	File No.	Exhibit No.	Filing Date

4.1**	Form of Warrant Agency Agreement, by and between Prenetics Global Limited and Continental Stock Transfer and Trust Company.

4.2	Form of Exchange Warrant	6-K	001-41401	4.2	December 23, 2025

5.1**	Opinion of Mourant Ozannes (Hong Kong) LLP

10.1**	Form of Warrant Exchange Agreement, by and between Prenetics Global Limited and Continental Stock Transfer and Trust Company

23.1**	Consent of Mourant Ozannes (Hong Kong) LLP

23.2*	Consent of KPMG

23.3*	Consent of Deloitte Touche Tohmatsu

23.4*	Consent of Deloitte Touche Tohmatsu

23.5**	Consent of DaHui Lawyers

23.6**	Consent of Allbright Law (Hong Kong) Offices LLP

24.1**	Power of Attorney

107**	Calculation of Filing Fee Table

* Filed herewith.
** Previously filed.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the consolidated financial statements and related notes thereto, included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on April 30, 2026.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(5)     That, for the purpose of determining liability under the Securities Act to any purchaser the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;
(6)     That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)     That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)     any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)     any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)     any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(8)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on September 22, 2026.

Prenetics Global Limited

By: /s/ Danny Sheng Wu Yeung Name: Danny Sheng Wu Yeung Title: Chief Executive Officer

SIGNATURES Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Danny Sheng Wu Yeung	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 22, 2026
Danny Sheng Wu Yeung

/s/ Lo Hoi Chun	Chief Financial Officer (Principal Financial and Accounting Officer)	September 22, 2026
Lo Hoi Chun

*	Independent Director	September 22, 2026
Yin Pan Cheng

*	Independent Director	September 22, 2026
Darshan Ravindra Shah

*	Independent Director	September 22, 2026
Hudson Blake Leogrande

* By: /s/ Danny Sheng Wu Yeung
Danny Sheng Wu Yeung, Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized representative of Prenetics Global Limited, has signed this registration statement in the City of New York, New York, on September 22, 2026.
Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries

Name: Colleen A. De Vries

Title: Senior Vice President